Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer

    (610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA ANNOUNCES FULL-YEAR 2003 RESULTS

AND PROVIDES 2004 GUIDANCE

RADNOR, Pa., (PR Newswire) February 11, 2004—Penn Virginia Corporation (NYSE: PVA) today announced results for the full-year and fourth quarter of 2003. Net income for 2003 was $28.5 million, or $3.15 per diluted share, up 136 percent from $12.1 million, or $1.34 per diluted share, for the full-year 2002. Revenues for 2003 were a Company record $181.3 million, an increase of 63 percent over 2002 revenues of $111.0 million. Operating cash flow (a non-GAAP measure defined as net cash provided by operating activities before changes in operating assets and liabilities) was also a Company record $113.7 million in 2003, an increase of 68 percent compared to $67.8 million in 2002. Included in net income for 2003 was after-tax income of $1.4 million, or $0.15 per diluted share, related to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.” Operating results for 2003 as compared to 2002 were positively affected by both increased natural gas production and increased prices received for natural gas and oil and condensate. For the full-year 2003, PVA received an average price of $5.31 per thousand cubic feet (Mcf) for natural gas and $26.91 per barrel (Bbl) for oil as compared to $3.35 per Mcf and $23.63 per Bbl in 2002.

For the fourth quarter of 2003, the Company reported net income of $6.2 million, or $0.68 per diluted share, up 164 percent from $2.4 million, or $0.26 per diluted share, for the fourth quarter of 2002. Revenues of $47.5 million for the fourth quarter of 2003 were 48 percent higher than revenues of $32.2 million in the year-ago period.

Oil & Gas Segment Review

Full year 2003 oil and gas segment operating income was $46.3 million, up 240 percent from $13.6 million in 2002. The increase was primarily due to:

•	Significantly higher commodity prices coupled with a 14 percent increase in equivalent oil and gas production. Approximately 84 percent of the Company’s 2003 production was from natural gas, for which realized prices increased 58 percent to $5.31 per Mcf from $3.35 per Mcf for 2002. The average oil and condensate price realized in 2003 increased 14 percent to $26.91 Bbl compared to $23.63 Bbl in 2002.

•	Partially offset by higher lease operating costs, taxes other than income and depreciation, depletion and amortization (DD&A) expenses resulting from increased production levels and higher exploration expense due to a more active exploration program in 2003.

Oil and gas segment operating income for the fourth quarter of 2003 was $10.8 million, a 170 percent increase from $4.0 million for the same quarter of 2002. The principal components of operating income for the fourth quarter were:

•	Increased revenues resulting from higher commodity prices and increased production. Approximately 90 percent of the Company’s fourth quarter 2003 production was from natural gas, for which realized prices increased 21 percent to $4.92 per Mcf from $4.08 per Mcf for the same quarter of 2002. The average oil and condensate price realized in the fourth quarter of 2003 increased 12 percent to $28.45 per barrel compared to $25.47 per barrel in the fourth quarter of 2002.

•	The increase in operating income was partially offset by higher lease operating, taxes other than income and DD&A expenses, primarily due to higher production volumes in 2003.

As described in more detail in the Company’s February 5, 2004 news release, operational highlights and updates for the full-year and fourth quarter of 2003 included:

Reserves and Production:

•	2003 year-end proved reserves were a Company record 323 billion cubic feet equivalent (Bcfe), up 18 percent from 273 Bcfe at year-end 2002. Year-end 2003 proved reserves were 88 percent natural gas and 78 percent was from proved developed wells.

•	Reserve additions replaced 308 percent of production for the year at a replacement cost of $1.81 per (Mcfe).

•	Production for the full-year 2003 was a Company record 23.8 Bcfe, a 14 percent increase over the 20.8 Bcfe produced in 2002.

•	Fourth quarter 2003 production was 6.2 Bcfe or approximately 67 million cubic feet equivalent (MMcfe) per day, a 16 percent increase over the 5.3 Bcfe or 58 MMcfe per day produced in the same period last year.

•	As of late January 2004, the Company was producing over 72 MMcfe per day, including over nine MMcfe per day at the Company’s Broussard, Stella and South Creole fields in south Louisiana, all of which had commenced production in the fourth quarter of 2003.

Drilling Results:

•	PVA drilled a total of 180 gross wells during 2003. Excluding 10 Kansas coalbed methane (CBM) wells drilled in 2003 and currently under evaluation, the Company had a 98 percent success rate for wells drilled during 2003.

•	In the Company’s Gulf Coast region, seven exploratory wells were drilled with five successes and 20 development wells were drilled with 19 successes during 2003.

•	In the Company’s Eastern region, 11 exploratory wells were drilled with one unsuccessful well and 10 CBM wells in Kansas still under evaluation. A total of 142 development wells were drilled with a 100 percent success rate. The commercial viability of the 10 Kansas CBM wells should be known during the first half of 2004.

The Company’s oil and gas capital expenditures for 2003 totaled $132.9 million and included $59.6 million for development drilling, $11.9 million for exploratory drilling, $52.7 million for lease acquisitions and field projects (including $35.1 million for proved property acquisitions) and $8.7 million for the acquisition of seismic data. See the Guidance Table included in this release for 2004 capital expenditures guidance.

Coal Royalty and Land Management Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

PVR’s full year 2003 operating income was $26.6 million, up nine percent from $24.4 million reported for 2002, due to the following:

•	Coal production in 2003 was 26.5 million tons, a significant increase from 14.3 million

2

tons in 2002, due primarily to the coal mined from reserves acquired late in 2002. Coal royalty revenues for 2003 increased to $50.3 million from $31.4 million in 2002.

•	Coal services revenues increased to $2.1 million in 2003 from $1.7 million in 2002 due primarily to the re-start of the facilities on the West Coal River property.

•	Timber revenues decreased to $1.0 million in 2003 from $1.6 million in 2002 due to lower cutting levels, and minimum rental revenue decreased to $1.7 million in 2003 from $2.8 million in 2002 reflecting less forfeitures of minimum rental payments.

•	Operating expenses increased to $4.2 million in 2003 from $2.9 million in 2002 due primarily to an increase in royalties paid by PVR for subleased coal mined on PVR’s Coal River property.

•	Non-cash DD&A expense increased to $16.6 million in 2003 from $4.0 million in 2002 due to increased coal production and higher cost basis as a result of the 2002 acquisitions.

Fourth quarter 2003 operating income for PVR was $7.9 million, or 52 percent higher than $5.2 million for the same period of 2002. Primary reasons for the increase were as follows:

•	Coal production of 7.2 million tons in the fourth quarter of 2003 significantly increased from 3.7 million tons in the same quarter of 2002, due primarily to coal mined from properties acquired during the second half of 2002 and increased production from several mines on PVR’s Coal River property. Coal royalty revenues for the fourth quarter of 2003 increased to $14.7 million from $7.9 million in the fourth quarter of 2002 primarily due to the production increases.

•	Coal services revenues increased to $0.6 million in the fourth quarter of 2003 from $0.4 million in the same quarter of 2002 as the preparation plant and coal loading facility at the West Coal River property re-started during the second half of 2003.

•	Operating expenses increased to $1.7 million in the fourth quarter of 2003 from $1.0 million in the same quarter of 2002, due to an increase in royalties paid by PVR for subleased coal mined on PVR’s Coal River property.

•	Non-cash DD&A expense increased to $4.6 million in 2003’s fourth quarter from $1.4 million in the fourth quarter of 2002 due to increased coal production and higher cost basis as a result of 2002 acquisitions.

PVR spent approximately $4.0 million during 2003 to construct a new coal loadout facility on its Coal River property in West Virginia. The loadout facility, which became operational on February 1, 2004, is designed for the high-speed loading of 150-car unit trains. Estimated revenue from this facility and from other fee-based Partnership assets has been included in the Guidance Table at the end of this announcement.

Capital Resources

In December 2003, the Company closed a new four year, $300 million secured credit facility. As of December 31, 2003, Penn Virginia had borrowed $64.0 million against the new facility, which has a $200 million borrowing base and a $150 million initial commitment.

As of December 31, 2003, PVR’s outstanding borrowings were $91.8 million, including $2.5 million borrowed against its revolving credit facility. The remaining $89.3 million of debt at year-end 2003 consisted of 10-year, 5.77 percent fixed rate senior unsecured notes issued in March 2003, which have received an investment grade rating of BBB (low) from Dominion Bond Rating Service. An interest rate swap remains in place to convert approximately one third of the face amount of the senior notes to a floating interest rate based on the six month London Interbank Offering Rate plus 2.36 percent, for a current rate on the swap of 3.58 percent. During the fourth quarter of 2003, PVR’s revolving credit facility was expanded from $50 million to $100 million and final maturity of the facility was extended from October 2004 to October 2006. Covenants under the facility currently limit the amount of borrowing capacity available, and as of January 2004, PVR had approximately $17 million of borrowing capacity available under the facility.

PVA registered a $300 million universal shelf with the Securities and Exchange Commission, which became effective in February 2004. During 2003, PVR also filed a registration statement with the Securities and Exchange Commission for a $300 million universal shelf, which is also now effective. These registrations will allow PVA and PVR to move quickly to issue new debt or equity for an appropriate opportunity.

Management Comment

A. James Dearlove, Penn Virginia’s President and Chief Executive Officer, said “By almost any measure 2003 was an excellent year for Penn Virginia Corporation. Revenues, cash flow, and production of oil and gas as well as coal were at all time highs for the Company and commodity prices were strong throughout the year and into 2004. Operationally, we conducted a very successful exploratory drilling program in 2003, with five successes in eight attempts, including five successes in as many wells drilled in south Louisiana. We greatly expanded our seismic information library, which improves our ability to generate prospects internally. Our development program continued with solid growth in Appalachia, where our horizontal CBM drilling program is growing rapidly, in Mississippi, where we continue to expand our Selma Chalk play, and along the Gulf Coast, where we developed several significant exploration successes. Our previously-announced capital spending plan for 2004 concentrates on these areas, along with an expanded exploratory drilling program and additional development drilling in the Cotton Valley trend of east Texas and north Louisiana. Our financial position remains strong as we enter 2004, with $86 million currently available under Penn Virginia’s credit facility. Our credit facility availability can be increased currently by another $50 million at our option.

“PVR’s results for 2003 reflect significant improvements in coal production and revenues, principally due to the December 2002 acquisition of coal reserves from Peabody Energy Corporation (NYSE: BTU). Other factors contributing to these increases were a stronger coal market and improved operations by a number of PVR’s lessees, including the new operator at its West Coal River property. Coal prices improved significantly during the second half of 2003, particularly in central Appalachia where most of PVR’s price-sensitive royalties are currently generated. The price environment has further strengthened in early 2004. Fee-based assets continue to gain momentum as revenue generators for PVR. A coal processing plant and loadout facility started operating in 2003 and another coal loading facility constructed in 2003 began operating in early 2004. PVR did not make any acquisitions in 2003; however, the Partnership remains committed to seeking and completing coal and coal-related acquisitions to further diversify PVR’s revenue stream both geographically and by asset type. In addition to traditional coal-related assets, PVR plans to evaluate a number of other types of acquisition opportunities in 2004, including mid-stream oil and gas assets, which fit well into master limited partnership structures.

Guidance Update for 2004

See the 2004 Guidance Table included in this release for additional guidance estimates for the first quarter and full year 2004. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as the Company’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss 2003 results and the outlook for 2004, is scheduled for Thursday, February 12, 2004 at 3:00 p.m. Eastern time. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. You can participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call. You can also participate via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until February 13, 2004 at 11:59 p.m. by dialing 1-877-660-6853. Replay passcodes: Account number 1628 and Conference number 89190. An on-demand replay of the call will also be available at the Company’s website for 14 days beginning shortly after the call.

*****

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE: PVR), PVA is also in the business of managing coal properties and related assets. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production by the Company, expected commencement dates and projected quantities of future coal production by lessees producing coal from reserves leased from PVR, costs and expenditures, as well as projected demand or supply, for coal and oil and natural gas, which will affect sales levels, prices and royalties realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company’s press releases and public periodic filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 11, 2003 and its Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed on November 7, 2003. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Production
Natural gas (MMcf)	5,578	4,781	20,094	18,697
Oil and condensate (MBbls)	99	90	625	349
Total oil and natural gas Production (MMcfe)	6,172	5,321	23,844	20,791
Coal royalty tons (000)	7,211	3,667	26,463	14,281
Prices
Natural gas ($/Mcf)	$4.92	$4.08	$5.31	$3.35
Oil and condensate ($/Bbl)	$28.45	$25.47	$26.91	$23.63
Coal royalties ($/ton)	$2.03	$2.16	$1.90	$2.20

PENN VIRGINIA CORPORATION

CONSOLIDATED STATEMENT OF EARNINGS—unaudited

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues
Natural gas	$27,418	$19,520	$106,615	$62,552
Oil and condensate	2,817	2,292	16,816	8,246
Coal royalties	14,654	7,921	50,312	31,358
Timber	191	199	1,020	1,640
Other	2,464	2,240	6,521	7,161

	47,544	32,172	181,284	110,957

Expenses
Lease operating	4,899	3,955	16,864	12,754
Exploration	3,875	3,887	15,589	7,733
Taxes other than income	2,400	2,029	11,322	6,804
General and administrative	6,753	6,137	24,893	21,440
Impairment of oil and gas properties	406	295	406	796
Depreciation, depletion and amortization	13,486	8,881	50,109	30,639

	31,819	25,184	119,183	80,166

Operating Income	15,725	6,988	62,101	30,791
Other Income (Expense)
Interest expense	(1,467)	(128)	(5,304)	(2,116)
Interest and other income	287	456	1,238	2,039

Income from continuing operations before minority interest, income taxes and effect of change in accounting principle	14,545	7,316	58,035	30,714
Minority interest in Penn Virginia Resource Partners, L.P.	3,732	2,575	12,510	11,896
Income tax expense	4,582	2,378	18,366	6,935

Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	6,231	2,363	27,159	11,883
Income from discontinued operations (including gain on sale net of taxes)	—	—	—	221
Cumulative effect of change in accounting principle	—	—	1,363	—

Net income	$6,231	$2,363	$28,522	$12,104

Income before cumulative effect of change in accounting principle, basic	$0.69	$0.26	$3.02	$1.33
Income from discontinued operations, basic	—	—	—	0.02
Cumulative effect of change in accounting principle, basic	—	—	0.15	—

Net income per share, basic	$0.69	$0.26	$3.17	$1.35

Income before cumulative effect of change in accounting principle, diluted	$0.68	$0.26	$3.00	$1.32
Income from discontinued operations, diluted	—	—	—	0.02
Cumulative effect of change in accounting principle, diluted	—	—	0.15	—

Net income per share, diluted	$0.68	$0.26	$3.15	$1.34

Weighted average shares outstanding, basic	9,027	8,945	8,988	8,930
Weighted average shares outstanding, diluted	9,110	8,984	9,056	8,974

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEET

(in thousands)

	December 31, 2003	December 31, 2002
	(unaudited)
Assets
Current assets	$51,905	$35,737
Net property, plant and equipment	620,934	545,952
Other assets, including long-term notes	10,894	4,603

Total assets	$683,733	$586,292

Liabilities and Shareholders’ Equity
Current liabilities	$33,242	$23,851
Long-term debt	64,000	16,000
Long-term debt of Penn Virginia Resource Partners, L.P.	90,286	90,887
Other liabilities and deferred taxes	94,049	74,828
Minority interest in Penn Virginia Resource Partners, L.P.	190,508	192,770
Shareholders’ equity	211,648	187,956

Total liabilities and shareholders’ equity	$683,733	$586,292

PENN VIRGINIA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS—unaudited

(in thousands)

	Year Ended December 31,
	2003	2002
Operating Activities
Net income	$28,522	$12,104
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	50,109	30,639
Impairment of oil and gas properties	406	796
Minority interest in Penn Virginia Resource Partners, L.P.	12,510	11,896
Cumulative effect of change in accounting principle	(1,363)	—
Deferred income taxes	15,292	8,133
Dry hole and leasehold amortization	5,989	2,255
Other	2,282	1,975

	113,747	67,798
Changes in operating assets and liabilities	(4,043)	(2,010)

Net cash provided by operating activities	109,704	65,788

Investing activities:
Proceeds from sale of U.S. Treasury notes	—	43,387
Proceeds from sale of properties	850	1,319
Proceeds from long-term notes receivable	530	555
Additions to property and equipment	(128,182)	(144,741)

Net cash used in investing activities	(126,802)	(99,480)

Financing Activities:
Dividends paid	(8,092)	(8,040)
Distributions paid to minority interest holders	(19,880)	(13,787)
Net proceeds from PVA borrowings	47,948	11,317
Net proceeds from PVR borrowings	1,613	47,500
Payments for debt issuance costs	(2,824)	—
Purchase of units of Penn Virginia Resource Partners, L.P.	—	(1,067)
Purchase of treasury stock	—	(557)
Issuance of stock	3,000	2,046

Net cash provided by (used in) financing activities	21,765	37,412

Net increase (decrease) in cash and cash equivalents	4,667	3,720
Cash and cash equivalents-beginning balance	13,341	9,621

Cash and cash equivalents-ending balance	$18,008	$13,341

PENN VIRGINIA CORPORATION

SEGMENT INFORMATION—unaudited

(in thousands)

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per (Mcfe)
Three months ended December 31, 2003
Production
Oil and gas (Mmcfe)	6,172
Natural gas (MMcf)	5,578
Crude oil (MBbls))	99
Coal royalty tons (thousands of tons)			7,211
Revenues
Natural gas	$27,418	4.92	$—	$—	$27,418
Oil and condensate	2,817	28.45	—	—	2,817
Coal royalties	—		14,654	—	14,654
Timber	—		191	—	191
Other	796		1,463	205	2,464

	31,031	5.03	16,308	205	47,544

Expenses
Lease operating	3,021	0.49	1,727	151	4,899
Exploration	3,855	0.62	20	—	3,875
Taxes other than income	2,069	0.34	278	53	2,400
General and administrative	2,180	0.35	1,814	2,759	6,753
Impairment of oil and gas properties	406	0.07	—	—	406
Depreciation, depletion and amortization	8,671	1.40	4,551	264	13,486

	20,202	3.27	8,390	3,227	31,819

Operating Income	$10,829	1.76	$7,918	$(3,022)	$15,725
Additions to property and equipment	$28,176		$1,854	$69	$30,099

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per (Mcfe)
Three months ended December 31, 2002
Production
Oil and gas (Mmcfe)	5,321
Natural gas (MMcf)	4,781
Crude oil (MBbls)	90
Coal royalty tons (thousands of tons)			3,667
Revenues
Natural gas	$19,520	4.08	$—	$—	$19,520
Oil and condensate	2,292	25.47	—	—	2,292
Coal royalties	—		7,921	—	7,921
Timber	—		199	—	199
Other	524		1,538	178	2,240

	22,336	4.20	9,658	178	32,172

Expenses
Lease operating	2,778	0.52	1,026	151	3,955
Exploration	3,886	0.73	—	1	3,887
Taxes other than income	1,696	0.32	232	101	2,029
General and administrative	2,355	0.44	1,761	2,021	6,137
Impairment of oil and gas properties	295	0.06	—	—	295
Depreciation, depletion and amortization	7,295	1.37	1,397	189	8,881

	18,305	3.44	4,416	2,463	25,184

Operating Income	$4,031	0.76	$5,242	$(2,285)	$6,988
Additions to property and equipment	$19,039		$79,930	$33	$99,002

PENN VIRGINIA CORPORATION

SEGMENT INFORMATION—unaudited

(in thousands)

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per (Mcfe)
Year Ended December 31, 2003
Production
Oil and gas (Mmcfe)	23,844
Natural gas (MMcf)	20,094
Crude oil (MBbls))	625
Coal royalty tons (thousands of tons)			26,463
Revenues
Natural gas	$106,615	5.31	$—	$—	$106,615
Oil and condensate	16,816	26.91	—	—	16,816
Coal royalties	—		50,312	—	50,312
Timber	—		1,020	—	1,020
Other	1,391		4,310	820	6,521

	124,822	5.23	55,642	820	181,284

Expenses
Lease operating	12,115	0.51	4,149	600	16,864
Exploration	15,503	0.65	86	—	15,589
Taxes other than income	9,515	0.40	1,256	551	11,322
General and administrative	7,804	0.33	7,013	10,076	24,893
Impairment of oil and gas properties	406	0.02	—	—	406
Depreciation, depletion and amortization	33,164	1.39	16,578	367	50,109

	78,507	3.30	29,082	11,594	119,183

Operating Income	$46,315	1.93	$26,560	$(10,774)	$62,101
Additions to property and equipment	$122,270		$5,291	$621	$128,182

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per (Mcfe)
Year Ended December 31, 2002
Production
Oil and gas (Mmcfe)	20,791
Natural gas (MMcf)	18,697
Crude oil (MBbls)	349
Coal royalty tons (thousands of tons)			14,281
Revenues
Natural gas	$62,552	3.35	$—	$—	$62,552
Oil and condensate	8,246	23.63	—	—	8,246
Coal royalties	—		31,358	—	31,358
Timber	—		1,640	—	1,640
Other	714		5,610	837	7,161

	71,512	3.44	38,608	837	110,957

Expenses
Lease operating	9,253	0.45	2,894	607	12,754
Exploration	7,549	0.36	18	166	7,733
Taxes other than income	5,618	0.27	895	291	6,804
General and administrative	8,381	0.40	6,419	6,640	21,440
Impairment of oil and gas properties	796	0.04	—	—	796
Depreciation, depletion and amortization	26,336	1.27	3,955	348	30,639

	57,933	2.79	14,181	8,052	80,166

Operating Income	$13,579	0.65	$24,427	$(7,215)	$30,791
Additions to property and equipment	$51,581		$92,817	$343	$144,741

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES—unaudited

(in thousands)

	Year Ended December 31,
	2003	2002
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$109,704	$65,788

Adjustments:
Changes in operating assets and liabilities	4,043	2,010

Operating cash flow	$113,747	$67,798

Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the first quarter and full year 2004.

	Actuals		Guidance
	Fourth Quarter 2003	Full Year 2003	First Quarter 2004			Full Year 2004
Oil & Gas Segment:
Production:
Natural gas production (Bcf)—See Note a	5.6	20.1	5.2	—	5.8		22.9	—	24.8
Oil production (MBbls)—See Note b	99	625	100	—	133		425	—	450
Equivalent production (Bcfe)	6.2	23.8	5.8	—	6.6		25.5	—	27.5
Equivalent daily production (MMcfe)	67.1	65.3	63.7	—	72.5		69.5	—	75.1
Expenses:
Lease Operating ($ per Mcfe)	$0.49	$0.51	$0.44	—	0.54		$0.41	—	0.50
Exploration	$3.9	$15.5	$8.3	—	10.2		$26.6	—	32.6
Taxes other than income (% of oil & gas revenue)	6.8%	7.7%	7.4%	—	7.8%		7.4%	—	7.8%
General and administrative	$2.2	$7.8	$1.8	—	2.2		$7.5	—	9.2
Depreciation, depletion and amortization ($ per Mcfe)	$1.40	$1.39	$1.31	—	1.44		$1.29	—	1.42

Coal Land Management Segment (PVR):
Coal royalty tons (millions)	7.2	26.5	6.6	—	7.4		26.5	—	29.0
Revenues:
Coal royalties	$14.7	$50.3	$12.9	—	14.5		$51.9	—	56.8
Coal services	$0.6	$2.1	$0.7	—	0.9		$2.7	—	3.4
Timber and other	$1.0	$3.2	$0.3	—	0.5		$1.3	—	2.0
Expenses:
Operating	$1.7	$4.2	$1.5	—	1.8		$5.9	—	6.5
Taxes other than income	$0.3	$1.3	$0.2	—	0.3		$0.9	—	1.1
General and administrative	$1.8	$7.0	$1.9	—	2.2		$7.8	—	8.4
Depreciation, depletion and amortization	$4.6	$16.6	$3.9	—	4.5		$16.1	—	17.2
Interest expense								—
Average long-term debt outstanding	92.5	92.2		$92.5				$91.5
Net interest rate				5.0%				5.5%

Corporate and other:
General and administrative	$2.8	$10.1	$1.6	—	1.9		6.6	—	8.1
Interest expense
Average long-term debt outstanding	$61.0	$40.0	$56.0	—	60.0		$70.0	—	75.0
Net interest rate assumed				5%				5.0%
Percentage capitalized—see Note c	100%	100%	90%	—	100%		90%	—	100%
Minority interest in PVR	3.7	12.5			see Note d
Income tax rate—see Note e	42%	40%		40%				40%

Capital Expenditures:
Development drilling—see Note F	$14.2	$59.6	$8.0	—	9.8	$		49.0
Exploratory drilling—see Note F	$3.1	$11.9	$6.0	—	7.4	$		25.0
Seismic—see Note F	$1.8	$8.7	$3.5	—	4.3	$		10.0
Lease acquisition and field projects—see Note F	$7.0	$52.7	$3.0	—	3.6	$		14.0
Coal land management projects	$1.9	$5.3	$0.2	—	0.3		$0.3	—	0.4

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a-	The Company’s natural gas hedging positions are summarized below:

	Costless Collars			Swaps
	MMBtu Per Day	Price / MMBtu		MMBtu Per Day	Price / MMBtu
		Floor	Ceiling
First Quarter 2004	$22,500	$3.67	$5.70	1,800	$4.70
Second Quarter 2004	$21,495	$3.78	$6.11	1,533	$4.70
Third Quarter 2004	$20,500	$4.05	$6.12	1,367	$4.70
Fourth Quarter 2004	$19,837	$4.13	$6.54	1,234	$4.70
First Quarter 2005	$13,656	$4.00	$6.52	379	$4.70
Second Quarter 2005 (April)	$14,000	$4.00	$6.40	—	—

The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any, that may be hedged.

b-	The Company’s oil hedging positions are summarized below:

	Swaps
	Barrels Per Day	Price/ Barrel
First Quarter 2004	404	$28.62
Second Quarter 2004	493	$29.07
Third Quarter 2004	413	$30.03
Fourth Quarter 2004	407	$30.08
First Quarter 2005 (January)	400	$30.13

c-	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by generally accepted accounting principles.

d-	Penn Virginia owns 44.5 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest will reflect the remaining 55.5 percent owned by parties other than Penn Virginia.

e-	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense.

f-	Full year 2004 oil and gas capital expenditure guidance is based on an approved budget of $98 Million as discussed in the Company’s January 7, 2004 news release.